Exhibit 99.1

ADAPTEC, INC.
Adaptec Incentive Plan
Fiscal Year 2008

1.            Plan Name and Effective Date

The name of the plan is the Adaptec Incentive Plan (the "AIP"). The AIP is effective for Adaptec's 2008 fiscal year from April 1, 2007 through March 31, 2008 ("Fiscal Year 2008").

2.            Purpose

The purpose of the AIP is to provide a direct financial incentive for eligible executives, managers and individual contributors to make a significant contribution to Adaptec's established goals in order to help Adaptec's stockholders realize increased value from their investment.

3.            Eligibility

All full or part-time exempt employees, including Executive Officers of Adaptec, are eligible to participate in the AIP, unless otherwise determined by the Compensation Committee ("Participants"). The term "Executive Officers" shall have the meaning ascribed to such term in the Adaptec, Inc. Compensation Committee Charter, as it may be amended from time to time.

4.            Timing of AIP Payments

Payments that become due under the AIP will be paid to Participants as soon as administratively feasible after the overall AIP budget is approved by the Compensation Committee following the close of the second quarter of Fiscal Year 2008 or the fourth quarter of Fiscal Year 2008, as applicable.

5.            Funding the AIP Pool

The AIP reinforces three key goals that support Adaptec's strategic plans: (i) achieving Adaptec's strategic goals and (ii) maximizing Adaptec's revenue ("Revenue") and maximizing Adaptec's Operating Profit Before Taxes ("OPBT") from continuing operations. The Revenue goals and the OPBT goals together are called the "Financial Goals." The establishment of Financial Goals as used herein may exclude financial results of certain of Adaptec's operations, as approved by the Compensation Committee. Achieving the strategic goals accounts for a portion of the AIP incentive pool (the "AIP Pool") and this portion of the AIP Pool will be paid to Participants if a certain number of the total number of the goals established by the Compensation Committee are achieved, regardless of whether the Financial Goals are reached. For the Compensation Committee to fund the remaining portion of the AIP Pool and for Participants to be eligible to receive payments from this portion of the AIP Pool, Revenue and OPBT each must meet minimum thresholds as determined by the Compensation Committee.

The Compensation Committee determines the criteria for establishing the size of the AIP Pool related to the achievement of the strategic and Financial Goals. Generally, the size of the AIP Pool related to the achievement of the Financial Goals will be determined by the amount that Revenue and OPBT for certain of Adaptec's operations exceeds the minimum thresholds established by the Compensation Committee. In all cases, the Compensation Committee must review and approve the funding of the AIP Pool related to the achievement of the Financial Goals.

6.            Establishment of Bonus Targets

Bonus targets for each Participant are established as a percentage of his or her base salary, based on ranges related to his or her grade/position. The executive leader of Participant's business or function unit (or the executive leader's designee) establishes the bonus targets, in consultation with the human resources department, for each Participant who is not an Executive Officer. The Compensation Committee establishes the bonus target for each Participant who is an Executive Officer.

7.            AIP Payments to Participants

Once the AIP Pool amount is determined for each six-month period, the actual payment to a Participant is based on the Participant's performance and can range from 0% to 200% of the target incentive amount. The Compensation Committee will approve any payment from the AIP Pool made to an Executive Officer.